Our File No.	26940-1/ D/JLM/711007.1

May 3, 2005

True Religion Apparel, Inc.

1525 Rio Vista Avenue

Los Angeles, CA 90023

Dear Sirs:

Re: Post Effective Registration Statement on Form S-8/A

                         We are counsel to True Religion Apparel, Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada. In such capacity, we have assisted in the preparation of Post Effective Amendment No. 1 to a Registration Statement of the Company on Form S-8/A, amending a Registration Statement of the Company originally filed on Form S-8 on October 7, 2004 (as amended, the "Registration Statement") covering an aggregate of 1,000,000 Awards (as hereinafter defined) issuable pursuant to the Company’s 2004 Equity Incentive Plan (the “2004 Plan”).

For purposes of this Opinion, the term “Awards” includes any share purchase option, performance unit, stock appreciation right, restricted stock, stock granted as a bonus or in lieu of other awards, other stock based award, tax bonus or other security granted pursuant to the 2004 Plan, or any combination of the foregoing.

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photocopy or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Award to be issued by the Company and sold pursuant to the Registration Statement will, when issued pursuant to the terms of the 2004 Plan and any Agreement, including any stock option agreement or similar agreement, be validly issued as fully paid and non-assessable.

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Some lawyers at Clark Wilson LLP practice through law corporations.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

CLARK WILSON LLP

Per: /s/ Clark Wilson LLP

D/JLM/711007.1